CORNERCAP Small-Cap Value FUND

AMENDMENT No. 1 TO

AMENDED AND RESTATED

OPERATING SERVICES AGREEMENT

This AMENDMENT No. 1 is entered into as of December 15, 2015, to the Amended and Restated Operating Services Agreement ("Services Agreement"), dated May 19, 2011, by and between The CornerCap Group of Funds, a Massachusetts business trust (the "Trust") and CornerCap Investment Counsel, Inc. (the "Adviser") for the CornerCap Small-Cap Value Fund (the "Fund").

WHEREAS, each of the Trust and the Adviser is a party to the Services Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend the Services Agreement to reflect a change in the fees paid to the Adviser thereunder;

NOW, THEREFORE, the parties hereby agree as follows:

1.   Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following: "Fee. The Fund will pay to Manager on the last day of each month an annual fee equal to (a) 0.40% of average net asset value of the Portfolio attributable to the Fund's Investor Class Shares and (b) 0.10% of average net asset value of the Portfolio attributable to the Fund's Institutional Class Shares, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedure for calculating Portfolio net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined."

2.   Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by a duly authorized officer as of the day and year first above-written.

CORNERCAP GROUP OF FUNDS

By:	/s/ Thomas E. Quinn
Thomas E. Quinn
President

CORNERCAP INVESTMENT COUNSEL, INC.

By:	/s/ Thomas E. Quinn
Thomas E. Quinn
Chief Executive Officer